Private and Confidential

The Directors
Laserlock Technologies Inc.
837 Lindy Lane
Bala Cynwyd
PA 19004

For the Attention of: Mr. Norman Gardner	2 November 2006

Dear Sirs,

Proposed Admission through an Introduction of Laserlock Technologies Inc.
to trading on the London Stock Exchange plc’s AIM

1.	ENGAGEMENT

1.1.
Further to our recent discussions, we write to confirm and agree the terms on which Athanor Capital Partners Limited (“Athanor”) will act as corporate adviser (the “Corporate Adviser”) and Broker to Laserlock Technologies Inc. (the “Company”) whereby Athanor will provide corporate finance advice and capital raising assistance to the Company in connection with an introduction to trading on AIM (the “Engagement”). Certain additional terms of the Engagement are contained in the Appendices and incorporated by reference into this letter (which shall be referred to as the “Engagement Letter” herein).

1.2.	In carrying out the Engagement Athanor will:

1.2.1.	co-ordinate due diligence into the business and affairs of the Company;

1.2.2.
advise and assist the Company with the preparation of a presentation to be given to potential Nominated Advisers who are required to work with the Company and Athanor on the admission to AIM (the “Admission”) under the rules of the London Stock Exchange for admissions to AIM (the “AIM Rules”);

1.2.3.
prepare the admission document (the “Admission Document”) and other supporting documentation relating to the fundraising and Admission to AIM in accordance with the AIM Rules (as amended from time to time), the EU Directive 2003/71/EC (the Prospectus Directive) and to the standard required by the appropriate regulatory authorities, City Practice and Athanors’ own professional standards, and liasing with the regulatory authorities if and as appropriate;

1.2.4.
assist the Company with the preparation of an information package to be provided to potential investors (the “Investor Presentation”), including co-ordinating all the Company’s advisers in relation to the preparation of the same;

1.2.5.	co-ordinate on the Company’s behalf other engaged professional advisers as deemed necessary by Athanor and agreed by the Company as follows:

(a)	Nominated Adviser in relation to:-
-	preparation of the Admission Document and ancillary documentation;
-	the Nominated Adviser Agreement; and
-	the application for admission of the Company’s ordinary shares, in accordance with the AIM Rules, to trading on AIM.

(b)	Legal advisers in relation to:-
-	the placing agreement;
-	legal due diligence;
-	the verification of the Admission Document and Investor Presentation; and
-	any other incidental matter.

(c)	Reporting Accountants in relation to:-
-	audited financial results of the Company, including the Long and Short Form Reports;
-	the Company’s financial projections;
-	the working capital memorandum;
-	tax advice: and
-	any other incidental matter.

(d)	Other appropriate and relevant advisers, including registrars, receiving agents, financial public relations and printers;

1.2.6.	arrange such investor presentations as Athanor shall consider to be appropriate in connection with the fundraising to be carried out under the Engagement;

1.2.7.	Manage the fundraising process, including overall co-ordination of the Company’s other advisers working on the fundraising; and

1.2.8.
subject to due diligence into the business and affairs of the Company being completed (in a form and substance satisfactory to Athanor in its absolute discretion acting reasonably), suitable market conditions, senior management approval and the performance by the Company of its obligations under this Engagement Letter, use all reasonable endeavours to identify potential investors for the fundraising to be carried out under the Engagement.

1.3
It is proposed that, with respect to the Engagement, the Company, its directors and Athanor shall enter into a conditional placing agreement (the “Placing Agreement”) under which, inter alia, Athanor shall use its reasonable endeavours to procure investors for the Company with respect to the Engagement and the Company and its directors shall give to Athanor certain warranties, undertakings and indemnities (in each case the terms of which are yet to be agreed between the parties including any caps and other limitations on liabilities agreed to by such persons). Athanor and the Company hereby agree that they shall use all reasonable endeavours to agree the terms of the Placing Agreement as soon as possible after the date of this letter.

1.4	At the discretion of Athanor, it may appoint such of its affiliates or associates, as it may consider appropriate to carry out its services under the Engagement at its own expense.

1.5	Athanor will give due consideration to any reasonable request by the Company to carry out services not listed in paragraph 1.2 above with respect to the Engagement in general.

1.6
This Engagement Letter excludes the transactional work and relevant fees in connection with the proposed formation of a new holding company (“Newco”) and the subsequent acquisition of Laserlock Technologies Inc. which will be covered under a separate engagement letter with the Company and the costs will be confirmed by Morgan Lewis.

2	OBLIGATIONS OF THE COMPANY

2.1	The Company undertakes that it will:

2.1.1
subject to receipt of advice and assistance from Athanor, use all reasonable endeavours to prepare the Admission Document and ancillary documentation, the Investor Presentation and all other relevant documentation as required by the AIM Rules and the Company’s other advisers;

2.1.2	give its full co-operation and assistance to the due diligence process;

2.1.3
use its reasonable endeavours to ensure that the Company’s existing shareholders provide all necessary co-operation to ensure the successful completion of the Engagement, including, without limitation, the execution and delivery of normal and appropriate documentation, including lock-in agreements, for a fundraising of the size and nature of the Engagement and having regard to the circumstances of the Company, the giving of necessary consents and the passing of the relevant shareholder resolutions; and

2.1.4	at all times keep Athanor fully informed of all strategies, developments and discussions with any party material to the fundraising during the course of the Engagement.

2.2	The issue and allocation of new ordinary shares in the Company pursuant to the fundraising under the Engagement shall be at the sole discretion of the Company, following consultation with Athanor.

3	EXCLUSIVITY

The Engagement shall be exclusive to Athanor and shall immediately become effective upon the Company’s signing of this letter. Accordingly, for the duration of the Engagement, the Company shall not retain any other AIM Corporate Adviser or Broker, without the prior written consent of Athanor, in relation to the matters falling within the scope of the Engagement during the period commencing on the date hereof and ending on the termination of the Engagement.

4	FEES AND EXPENSES

4.1
In consideration of the services performed and to be performed by Athanor pursuant to the Engagement, the Company shall pay certain fees and expenses (plus, in each case and where applicable, VAT thereon) to Athanor in accordance with the terms of this paragraph and the Cost Estimates Summary Table in Appendix III:

4.1.1	the Company shall, on signing of this Engagement Letter, pay a non-refundable corporate finance fee of £12,000 (twelve thousand pounds sterling).

4.1.2
the Company shall, upon completion of the fundraising and Admission to AIM pay a corporate finance fee of £122,000 (one hundred and eight thousand pounds sterling) and a fee equal to 6% (six per cent ) of the gross proceeds (in whatever currency) of any securities issued by the Company in connection with the Engagement (together “the Success Fee”). For the sake of clarification, “Completion” shall be defined as the receipt by Athanor (or such other receiving agent as shall be agreed between Athanor and the Company) of cash for such securities issued by the Company and/or Admission of the Company to trading on AIM. For additional details see Appendix III.

4.1.3
Athanor shall pay such fees as agreed by Athanor and the Company to the appointed Nominated Adviser for the purposes of this engagement, including all out-of-pocket costs and expenses (plus, where applicable VAT thereon) reasonably and properly incurred by the Nominated Adviser in connection with the Engagement, however excluding, the fees and expenses of the Nominated Adviser’s legal advisers and travel costs (including VAT, where applicable) which shall be payable by the Company directly.

4.1.4	The Company hereby also grants Athanor warrants over 3% (three per cent.) of the enlarged ordinary share capital of the Company on Admission.

4.2
Whether or not the fundraising proceeds to Completion, the Company will pay all out-of-pocket costs and expenses (plus, where applicable, VAT thereon) reasonably and properly incurred by Athanor in connection with the Engagement including the fees and expenses of its legal advisers and travel costs (including VAT, where applicable) (the “Costs”). Notwithstanding the foregoing; sums in excess of £250 per month will be subject to approval by the Company prior to being incurred;

4.3	The Costs shall be payable by the Company in pounds sterling within 14 days (fourteen days) of demand by Athanor;

4.4
An annual retainer fee of £40,000 (thirty thousand pounds sterling, plus applicable VAT thereon), payable quarterly in advance, commencing on the date of Admission as detailed in Athanor’s Annual Retainer Agreement; and

4.5
The Company shall pay directly for the fees and costs incurred by its own legal advisers, reporting accountants, independent experts and all other costs related to the Engagement including, inter alia, any costs related to the printing of the Admission Document and Investor Presentations.

5	TERMINATION

In the event that the Engagement is terminated for any reason by the Company, other than provided in paragraph 12 of Appendix I, the Company shall pay a termination fee (the “Termination Fee”) calculated according to the amount of work undertaken to date, but in any event, not exceeding £40,000 (forty thousand pounds sterling, plus applicable VAT).

Please confirm your acceptance of the terms of this letter (including Appendices attached) by signing and returning the enclosed duplicate along with a signed copy of the Warning Notice at Appendix II.

Yours faithfully	We agree to the terms of engagement as set out in this letter and its appendices

/s/ Graham Brown	/s/ Norman Gardner
For and on behalf of	For and on behalf of
Athanor Capital Partners Limited	Laserlock Technologies Inc.

APPENDIX I

ATHANOR CAPITAL PARTNERS LIMITED STANDARD TERMS & CONDITIONS

Terms defined in the engagement letter between Athanor Capital Partners Limited and Laserlock Technologies Inc. to this appendix is appended (the “Engagement Letter”) shall have the same meaning when used in this Appendix. References in this Appendix to “the Engagement Letter” shall include the terms and conditions set out in this Appendix as well as those set out in the Engagement Letter.

1.	GENERAL OBLIGATIONS OF THE COMPANY

1.1
The Company shall promptly provide such information, assistance and/or documentation as may be reasonably required by Athanor in connection with the Engagement and, in particular, make available such of its senior staff and for such periods as Athanor deems reasonably necessary for the Engagement.

1.1
Athanor may rely on the Company and its advisers to ensure that any information (including any expressions of opinion) or documentation provided by the Company or on its behalf is true, fair and accurate and not misleading and that there are no omissions which could be material. The Company acknowledges that Athanor will have no obligation to independently verify any documentation sent to investors and/or shareholders, any statement of fact or opinion contained in such documentation or any information or documentation provided by the Company. If during the course of the Engagement the Company subsequently discovers any such information or documentation in whole or in part is, or is likely to be, untrue, unfair, inaccurate or misleading, it shall notify Athanor forthwith.

1.2
Athanor shall not be liable for any losses, liabilities, damages or costs suffered by the Company as a consequence of providing advice based on any inaccurate or misleading information or documentation which has been supplied by or on behalf of the Company or resulting from any omission from such information or documentation.

2	DISCLOSURE OF MATERIAL INTERESTS

2.1
The Company’s attention is drawn to the fact that, when Athanor gives the Company investment advice or provides other services, it or an affiliate or some other person connected with it or another client may have an interest, relationship or arrangement that is material in relation to the Engagement. However, Athanor’s employees are instructed to disregard any such interests, relationships or arrangements when providing services to the Company and keep such interests, relationships or arrangements confidential. The Company acknowledges that existing clients or future clients of Athanor may have products or technology that compete or potentially compete with the Company’s technology or products.

2.2
The Company acknowledges and accepts that conflicts may arise as a result of Athanor providing advice and being an investor in the Engagement, in particular during any negotiations with other investors regarding the terms of the investment, including valuation.

3	PUBLICITY

3.1
The Company and Athanor shall not (except to the extent required by law, any court of competent jurisdiction or any competent, judicial, governmental or regulatory body) make any announcement concerning or otherwise publicise the existence of the Engagement, whether formally or informally, without the prior agreement of the other party which shall not be unreasonably withheld or delayed.

3.2
Following completion of the Engagement Athanor may place advertisements in financial and other newspapers and journals at the expense of the Company but with the prior agreement of the Company for any expense over £250 (two hundred and fifty pounds sterling).

4	REGULATORY COMPLIANCE

The Company is, and acknowledges that it is being treated by Athanor, with respect to the services to be provided to the Company under the Engagement, as an Intermediate Customer as Athanor believes that the Company has sufficient experience and understanding to waive the protections provided for Private Customers. As a consequence of being treated as an Intermediate Customer the Company will lose the protections afforded by the regulatory systems (as defined by the Rules of the Financial Services Authority (“FSA”)). These include the following protections afforded under the FSA’s Conduct of Business Rules:

COB 3.9 (Direct offer financial promotions);

COB 3.12.1 (Communication and approval of financial promotions of an overseas or unauthorised person);
COB 5.4 (Customers’ understanding of risk); and
COB 5.6 (Disclosure of changes, remunerations and commission).

In addition, the Company will lose the right of access to the Financial Ombudsman Service.

If the client exercises any right to be treated as a Private Customer, Athanor may decide that it is unable to continue to act for the Company under the terms of the Engagement. Enclosed with this letter at Appendix II is a “warning notice”. In order for Athanor to be able to act for the Company under the Engagement, the Company hereby undertakes to sign this warning notice and return it to Athanor on entering into this letter of agreement.

5	LEGAL AND REGULATORY REQUIREMENT

5.1	The Company agrees that it shall:

5.1.1	comply with all applicable laws and regulatory requirements in connection with the Engagement;

5.1.2
ensure that every announcement, public statement, or other material issued made or published by the Company or on its behalf in connection with the Engagement will comply with all applicable statutory legal and regulatory provisions; and

5.1.3
use its reasonable endeavours to ensure that all necessary authorisations, approvals, consents and filings to enable the fundrraising under the Engagement to proceed or otherwise in connection with the Engagement are promptly obtained or made.

5.2
The Company has not, to the best of its knowledge, taken any actions prior to its acceptance of the terms of the Engagement Letter and shall use all reasonable commercial efforts not to take any actions during the term of the Engagement which would, or might reasonably be expected to impair its ability to complete the transactions contemplated by the Engagement Letter;

5.3
The Company agrees that it will comply and use all reasonable endeavours to procure that all its officers, directors and employees, will comply with all applicable laws and regulations in connection with the Engagement. In carrying out its obligations to the Company pursuant to the Engagement, Athanor is also subject to (as well as the range of applicable laws) a number of rules and regulations and the requirements of a number of regulators. The Company agrees that the duties of Athanor to it will not restrict the freedom of Athanor to take all steps which Athanor considers to be necessary to comply with the laws, rules and regulations applicable to Athanor;

5.4
Athanor confirms it will observe the standards of integrity and fair dealing to which it is bound under the Rules and the Financial Services Authority (“FSA”) Handbook and will use all due skill care and diligence in its work for the client in relation to the Engagement;

5.5
In so far as applicable, Athanor will provide all services subject to the rules for the time being in force of the Financial Services Authority and also subject to all other applicable laws and regulations (including the Companies Act and FSMA ) and the Rules of the United Kingdom Listing Authority and the London Stock Exchange, as appropriate and may take all such steps (on its own behalf) as may be necessary or desirable to comply with such rules, regulations, requirements, practices, guidelines and laws; and

5.6
Where Athanor is treating the client as an “Intermediate Customer” in terms of the Rules of the FSA, the Company will not be afforded any of the protections contained therein for “Private Customers”. In addition, the Company accepts certain protections contained in the FSA Rules may be limited or modified in their application to Intermediate Customers, in particular those relating to COB 3 (Financial Promotion). Further that Athanor may have regard to his/her expertise when complying with its obligations under the Rules of the FSA that its communications with the Company must be fair and not misleading.

6	GOVERNING LAW AND JURISDICTION

This letter (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this letter or its formation) shall be governed by and construed in accordance with English law. The Company and Athanor irrevocably agree that the courts of England shall have exclusive jurisdiction and each party irrevocably submits to the jurisdiction of the courts of England.

7	CLAIMS

7.1
The Company covenants to Athanor for itself, and as trustee for its affiliates and its or their officers, directors, employees and associates and all of their successors and assigns (together with Athanor, “Indemnified Persons”):

7.1.3
to indemnify each Indemnified Person against any losses, claims, damages, proceedings or liabilities (each a “Loss”) incurred by, or asserted against, any Indemnified Person related to or arising out of Athanor’s provision of services under this Engagement Letter except to the extent that any Loss is judicially determined to have arisen out of the negligence, bad faith or wilful default of the relevant Indemnified Person or their breach of a term of the Engagement Letter;

7.1.4
that no claim will be made against any director, officer or employee of Athanor in connection with the Engagement except to the extent that any loss is judicially determined to have arisen out of their negligence, bad faith or wilful default; and

7.1.5
that no claim will be made against any Indemnified Person in respect of any Loss that the Company may suffer by reason of, or arising out of, or in connection with, the Engagement except to the extent that such Loss is judicially determined to have arisen out of the negligence, bad faith or wilful default of the relevant Indemnified Person or their breach of a term of the Engagement Letter.

7.2
Paragraph 7.1 does not seek to exclude or restrict any duty or liability which Athanor or any other Indemnified Person has to the Company or any other person in connection with the Engagement under FSMA, the Rules or any other principles, rules or guidance in the FSA Handbook. In addition the limitations and exclusions of liability and the indemnity of this Letter shall only have effect insofar as they are not prohibited under the Rules or under any other Applicable Law. All sums payable to any Indemnified Person pursuant to this paragraph 7 shall be paid within 30 days of written demand and free and clear of all deductions or withholdings unless such deduction or withholding is required by law, in which event the Company shall pay such additional amount as shall be required to ensure that the net amount received by the Indemnified Person will equal the full amount which would have been received by it had no such deduction or withholding been made.

7.3	The rights and remedies of Indemnified Persons arising under this paragraph 7 are cumulative with and not exclusive of any rights or remedies provided by law.

7.4
Forthwith, after it becomes aware of any claim made or threatened within the scope of the indemnity contained in this paragraph 7, Athanor shall notify the Company of the relevant claim and shall thereafter on request (i) keep the Company informed of the progress of the claim, (ii) provide the Company with copies of such documentation relating to the claim as the Company may reasonably request and (iii) give the Company such opportunities as the Company may reasonably request to make representations regarding the conduct of the claim reasonably provided that nothing in this paragraph 7 shall require Athanor to: .

7.4.1	provide a copy of any document or provide any information which is legally privileged in the context of any litigation connected with the claim; or

7.4.2	do, or refrain from doing, anything which would prejudice any insurance cover to which any of the Indemnified Persons are entitled to or from which it or any of them would otherwise benefit.

However any short delay in notifying the Company will not relieve it from any liability which it may have to any Indemnified Person.

8	INDEMNIFICATION

The Company agrees to the provisions with respect to indemnification of Athanor and other matters set forth in this Appendix, which is incorporated by reference into this letter.

9	LIMIT ON LIABILITY

9.1
Where any Indemnified Person is the subject of a claim alleging liability in respect of any loss or damage suffered by the Company arising from or in any way connected with the Engagement (“Client Losses”), then (subject to this paragraph 9) the total amount of such Client Losses recoverable from any such Indemnified Persons shall be limited to such proportion of the Client Losses as is determined to be just and equitable, having regard to the relative responsibility of:

9.1.3	each Indemnified Person so liable;

9.1.4	the Company and any of its directors,officers, associates employees, , subsidiaries or affiliates; and

9.1.5	any other person who is jointly or severally liable for the Client Losses or any part thereof (a “Third Party”).

Any limitation or exclusion or restriction on the liability of any Third Party under any jurisdiction, whether arising under statute or contract or resulting from death, bankruptcy or insolvency (a “Liability Limitation”) shall be ignored for the purposes of determining the extent of responsibility of that Third Party under paragraph 9.1 above.

9.2	Without prejudice to paragraph 9.1 above, where:

9.2.3	it has been judicially determined that one or more Indemnified Persons is liable to the Company for any Client Losses in any way connected with the Engagement or any transaction; and

9.2.4
any Third Party has the benefit of a limitation or exclusion or restriction of liability arising under a contract with the Company (the “Contractual Liability Limitation”), then the total liability of any such Indemnified Person to the Company in respect of the Client Losses shall not exceed the maximum amount which the Company could recover from such Indemnified Person after deducting such sums as that Indemnified Person would have been entitled to recover from any Third Party in respect of the Client Losses, but is prevented from recovering as a result of the Contractual Liability Limitation.

9.3
Athanor shall not be under any liability in respect of any specialist advice or services provided to the Company by persons other than Athanor or its affiliates or associates, notwithstanding that Athanor may be in possession of such advice.

10	AUTHORITY

It is agreed that only written instructions received by Athanor from the chief executive or duly appointed officer of the Company will have been properly authorised by the Company.

11	CONFIDENTIALITY

11.1
Athanor agrees to and agrees to procure that its affiliates and associates shall keep confidential all information which it or they may receive concerning the Company in the course of the Engagement, use such information solely for the purposes of the Engagement and not to disclose the same otherwise than as contemplated by the Engagement or as it may be authorised in writing to do by the Company.

11.2	This undertaking shall not apply to any information which:

11.2.3	Is or comes into the public domain (other than as a result of a breach of its obligations by Athanor or its affiliates or associates); or

11.2.4	Is required to be disclosed by Athanor (or any of its affiliates) by law, any court of competent jurisdiction or any competent, judicial, governmental or regulatory body; or

11.2.5
is known by Athanor before the date of the Engagement Letter and in respect of which Athanor is not under an existing obligation of confidentiality to the Company, as evidenced by the written records of the Company or Athanor; or

11.2.6	Becomes available to Athanor other than from the Company (and other than subject to an obligation of confidentiality to the Company).

11.3
Any advice rendered by Athanor or any of its affiliates or associates is intended solely for the benefit and use of the Company in connection with the Engagement. It may not be disclosed to any third party (other than the Company’s professional and other advisors from time to time) unless the Company comes or reasonably believes that it is, under a legal or regulatory obligation to do so or with the prior written consent of Athanor.

12	TERMINATION

Without prejudice to any outstanding rights and obligations hereunder, the provisions for termination in this paragraph 12 shall apply with respect to the Engagement.

12.1	The Engagement shall terminate on completion of the fundraising and/or Admission to trading on;

12.2
Notwithstanding anything to the contrary, either party may forthwith terminate the Engagement at any time on written notice to the other, subject to clause 14 below, for Cause, at which time clause 12.3 or 12.4 shall apply. “Cause” shall mean;

12.2.1	the negligence, fraud, or wilful default of the other party; or

12.2.2	a material breach of this agreement by the other party which is incapable of remedy within 7 days (seven days) of the party informing the other in writing of the breach or is incapable of remedy.

12.3
In the event of termination under clause 12.2.1 or 12.2.2 by Athanor, the Company shall be liable only for the fees and expenses incurred at the termination date under clauses 4.1.1, 4.1.3, 4.2 and 4.5 in the above Engagement Letter.

12.4
In the event of termination by the Company under clause 12.2.1 or 12.2.2 the Company shall pay whichever of the fees and expenses referred to in 4.1.1, 4.2 and 4.5 but shall not be liable for any other Costs under this Engagement.

12.5
If the Engagement is terminated otherwise than by the Company for Cause and in circumstances where no Success Fee has been paid, or is payable to Athanor and the Company subsequently enters into a financing or fundraising arrangement (of any kind) within six months of such termination with entities first introduced to the Company by Athanor and not otherwise known to the Company prior to the date thereof, and notified to Athanor, then the Company shall pay Athanor a fee equal to 6% (six per cent.) of the funds so raised of any securities issued by the Company in connection with such financing as are subscribed by such entities. This shall include monies subscribed by such entities in a public offering of securities of the Company or its subsidiaries.

The provisions of paragraph 4 in the Engagement Letter (Fees and Expenses), and paragraphs 3 (Publicity), 4 (Regulatory Compliance), 5 (Legal and Regulatory Requirements), 6 (Governing Law and Jurisdiction), 7 (Claims), 8 (Indemnification), 9 (Limit on Liability), 10 (Authority), 11 (Confidentiality), 12 (Termination), and 15 (General) of Appendix I to this letter shall survive any termination of the Engagement. Moreover, the terms of the Engagement and the Company’s obligations hereunder, shall survive any change of ownership of the Company during the period of the Engagement.

13	WARRANTS

With reference to Paragraph 4.1.4 of this Engagement Letter, the Company grants Athanor warrants of the enlarged ordinary share capital of the Company on Admission. PROVIDED THAT;

13.1
the warrants are exerciseable for a period of three years from the date of Admission and the exercise price shall be the same as the subscription price paid by subscribers of new ordinary shares in the Company under the proposed fundraising under the Engagement and/or the Admission price;

13.2	Once exercised the ordinary shares shall rank pari passu with the Company’s existing ordinary share capital;

13.3
Athanor executes and delivers all necessary documentation that is reasonably required by the Company and its Articles of Association to issue and allot ordinary shares in the Capital of the Company; and

14	NOTICES

14.1
Any notice to be given in connection with the Engagement shall be in writing and shall be delivered personally, by fax or by prepaid first class post (airmail, where appropriate) in the case of the Company to:

Laserlock Technologies Inc.
837 Lindy Lane, Bala Cynwyd, PA 19004

Fax No. 1 610 668 2771 Attention Mr. Norman Gardner

and in the case of Athanor to:

Athanor Capital Partners Limited
Queens House, 55-56 Lincoln’s Inn Fields, London WC2A 3LJ

Fax No: +44 (0)20 7430 1992 Attention: Mr. Graham Brown

14.2	Any such notice shall be deemed to have been duly given as follows:

14.2.1	If personally delivered, upon such delivery;

14.2.2	If by post, three working days after posting (one week in the case of airmail); and

14.2.3	If by fax, when transmitted, followed by letter.

15	GENERAL

15.1	Telephone conversations between Athanor and the Company may be recorded by Athanor. Such recordings shall be conclusive evidence of all such conversations.

15.2	Athanor may act upon telephone instructions before receipt of any written confirmations.

15.3	The Engagement Letter may be executed in counterparts, each of which when executed and delivered shall constitute one and the same instrument.

15.4
The Engagement Letter constitutes the whole agreement between Athanor and the Company relating to the Engagement and the Company acknowledges that it has not been induced to appoint Athanor in reliance upon any warranty, representation or other commitment or assurance of any nature other than those expressly set out in the Engagement Letter. The Company waives all rights and remedies which, but for this paragraph 15, might otherwise be available to it in respect of any such warranty, representation, other commitment or assurance provided that nothing in this paragraph 15 shall limit or exclude any liability which cannot be excluded or limited by law or Applicable Law.

15.5	The Engagement Letter may only be amended by further written agreement expressed to be supplemental to the Engagement Letter and signed on behalf of both Athanor and the Company.

15.6	A person who is not a party to the Engagement Letter shall have no rights under the Contracts (Rights of Third Parties) Act 1999.

16	WAIVER

The failure or delay by either party in exercising any right under the Engagement Letter shall not operate as a waiver of such right. The single or partial exercise of any right under the Engagement Letter by either party shall not prevent any other or further exercise of such right or the exercise of any other right. No breach of any provision of the Engagement Letter by a party to it shall be waived except with the express written consent of the other.

17	DEFINITIONS

For the purposes of this Appendix, the following expressions shall have the following meanings:

“Applicable Law”
All relevant laws and regulations in any Jurisdiction which may be applicable to Athanor, its affiliates and associates from time to time (including in the United Kingdom, FSMA and the Rules) in connection with the Engagement

“FSMA”	Financial Services and Markets Act 2000 (as amended for time to time)

“Rules”	The Conduct of Business Rules made by the Financial Services Authority and set out in the Conduct of Business Sourcebook

APPENDIX II
WARNING NOTICE

Notice of Treatment as an Intermediate Customer

On the information provided by Laserlock Technologies Inc. (the “Company”), Athanor Capital Partners Limited (“Athanor”) have categorised you as an Intermediate Customer, by reason of their assessment of the Company’s experience and understanding of the investment business and services which Athanor will transact on the Company’s behalf under the terms of the Letter of Engagement dated 11 October 2006 (the “Engagement Letter”).

As a consequence of this categorisation the Company will lose the protections afforded to Private Customers under the Rules of The Financial Services Authority (“FSA”) and described in the Engagement Letter. In particular, Athanor may have regard to the Company’s expertise when complying with its requirements under the regulatory system that communications with the Company must be clear, fair and not misleading.

Please note that the Company will also lose the right of access to the Financial Services Compensation Scheme of the FSA.

If the Company has any queries on this notice or require any further information they contact Athanor’s Compliance Director, Mr. Graham Brown.

Please confirm that you have understood this Risk Warning Notice by signing and returning the enclosed duplicate to Athanor.

Yours faithfully	We understand this Risk Warning Notice and agree to our treatment by Athanor Capital Partners Limited as an Intermediate Customer

/s/ Graham Brown	/s/ Norman Gardner
For and on Behalf of	For and on Behalf of
Athanor Capital Partners Limited	Laserlock Technologies Inc.

APPENDIX III
Cost Estimates

		Total Fee	Upfront	Stage Payments	Annual	If terminated	Comments
AIM Admission (Nomad)
4.1.1	Corporate Finance Fee	£12,000	£12,000				Non refundable, on signing
4.1.2	Corporate Finance Fee	£22,000		£22,000			Success Fee on funding & listing
							50% will be paid on completion of the first $250k of funding
4.1.2	Fund raising	6%					6% of funds raised
4.1.2 & 4.1.3	NOMAD Fee & Expenses	£100,000		£100,000			Staged payments during the engagement
4.1.4	Addit. Corporate Finance Fee	3%					Warrants equal to 3% of total o/s shares priced at market
4.4.0	Annual Retainer	£40,000			£40,000		Upon admission to AIM; payable quarterly in advance
5.0.0	Termination Fee					£40,000	Actual out of pocket exp; max. 40,000 if terminated

Corporate Advisor & Broker
5.1.0	Corporate Advisor & Broker	£24,000	£4,000	£20,000	£24,000		Annual on going fee payable on signing - paid quarterly in advance
							Subject of a separate agreement
Accounting Fees:
estimate	Initial	£10,000	£10,000	£0
estimate	Short form	£30,000		£30,000			Staged payments during the engagement - to be agreed
estimate	Long Form	£45,000		£45,000			Staged payments during the engagement - to be agreed
estimate	Success Fee	£20,000		£20,000			Success Fee on funding & listing
estimate	Abort Fee					£30,000

Legal Fees:
		£60,000	£15,000	£45,000			Quote received by Laserlock

Road Show:
	Travel	Costs to be agreed					Budget estimate

Formation of NEWCO
	Advisor Fees	Costs to be agreed					Morgan Lewis preparing a quote
	Tax Implications and advice	Costs to be agreed					Morgan Lewis preparing a quote
	Company formation etc	Costs to be agreed					Morgan Lewis preparing a quote

Printing and Other Selling and Related Fees
	Printing	Costs to be agreed					Costs to be minimised
	Certificates	Costs to be agreed					Costs to be minimised
	Other	Costs to be agreed					Costs to be minimised

Other costs
	Company Secretary, Registrar, etc	Costs to be agreed					Quotes to be obtained from two sources

Financial PR
estimate	Initial	£4,000	£4,000
estimate	Annual Retainer	£24,000			£24,000		Paid monthly

Expenses
estimate	Travel and expenses estimate	£10,000	£500	£9,500

November 2, 2006

Graham Brown
Chief Executive
ATHANOR CAPITAL PARTNERS LIMITED
Queens House
55-56 Lincoln’s Inn Fields
London WC2A 3LJ
United Kingdom

Dear Graham:

Reference is made to the letter agreement re: Proposed Admission through an Introduction of Laserlock Technologies Inc. to trading on the London Stock Exchange plc’s AIM, dated November 2, 2006 (the “Agreement”), between Athanor Capital Partners Limited (“Athanor”) and Laserlock Technologies, Inc. (“Laserlock”).

This letter will confirm our agreement respecting payment of the certain fees due to Athanor from Laserlock under the Agreement. In satisfaction of Laserlock’s obligations under Section 4.1.1 of the Agreement and Laserlock’s obligation to pay the “Upfront” portion of the fees described in Section 5.1.0 of Appendix III to the Agreement, upon execution hereof by the parties, Laserlock shall pay to Athanor $10,000 in cash and grant to Athanor an option immediately exercisable into 1,000,000 shares of Laserlock’s common stock at a nominal exercise price of $0.0001 per share.

The Agreement, as amended by this Letter, constitutes the entire agreement between Laserlock and Athanor and supersedes any prior agreement or understanding relating to the subject matter hereof. Except as expressly set forth in this letter, all of the terms and provisions of the Agreement shall continue in full force and effect.

/s/ Norman A. Gardner Norman A. Gardner, Chairman and CEO
ACCEPTED AND AGREED: Athanor Capital Partners Limited By: /s/ Graham Brown Name: Graham Brown Title: Chief Executive